Exhibit 99.1

New York Community Bancorp, Inc. Sets Date of 2015 Annual Meeting of Shareholders

WESTBURY, N.Y.--(BUSINESS WIRE)--February 24, 2015--New York Community Bancorp, Inc. (NYSE:NYCB) (the “Company”) today announced that Wednesday, June 3rd, has been established as the date of its 2015 Annual Meeting of Shareholders.

The meeting will be held at the Sheraton LaGuardia East Hotel in Flushing, New York, beginning at 10:00 a.m. Eastern Time.

The date of record for voting at the Annual Meeting will be April 8, 2015 and proxy materials will be mailed to shareholders of record on or about April 24th.

About New York Community Bancorp, Inc.

One of the largest U.S. bank holding companies, with assets of $48.6 billion, New York Community Bancorp, Inc. is a leading producer of multi-family loans on rent-regulated buildings in New York City and the parent of New York Community Bank and New York Commercial Bank. With deposits of $28.3 billion and 272 branches in Metro New York, New Jersey, Florida, Ohio, and Arizona, the Company also ranks among the largest depositories in the United States.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, and Roosevelt Savings Bank, in New York; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, New York Commercial Bank operates 18 of its 30 New York-based branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032